Exhibit 10.29

Note: Information has been omitted from this agreement pursuant to a request for confidential treatment, and such information has been separately filed with the Securities and Exchange Commission. The omitted information has been marked with a bracketed asterisk (“[*]”).

May 25, 2011

Desmond Taylor
National Vision, Inc.
296 Grayson Highway
Lawrenceville, GA 30046
Des.taylor@nationalvision.com

Via Electronic Mail

Dear Mr. Taylor:

This Letter Agreement reflects the mutual understanding of National Vision, Inc. (“Customer”) and Essilor of America, Inc. (“Essilor”) regarding Customer’s purchase of direct lenses from Essilor for the Term (as hereinafter defined). This Letter Agreement will become effective on notification of signature by both parties.

Background

Customer currently operates a number of retail stores (the “Retail Stores”) that provide prescription ophthalmic lenses and related services to consumers, including both single vision and multi-focal lenses (the “Direct Lenses”). Essilor is a leading manufacturer of lens products and operates an extensive network of optical laboratories. The parties have agreed that, subject to the terms of this Letter Agreement, Essilor will sell Direct Lenses to Customer’s Retail Stores and owned laboratory and distribution center operations and ship, for the account of Customer, Direct Lenses to Customer’s contracted laboratories outside of the U.S. as more particularly described below, and that Customer will purchase Direct Lenses from Essilor.

Direct Lenses

From and after September 1, 2011, and subject to the compliance by Essilor with the terms and conditions of this Letter Agreement, Customer grants Essilor the sole and exclusive right to provide the Direct Lenses (including digitally surfaced lenses) listed on the price list set forth in Schedule A, attached hereto (the “Price List”), to Customer’s Retail Stores and owned laboratory and distribution center operations; provided, however, Customer will not, with respect to the Direct Lenses described on the Price List, be obligated to purchase from Essilor lenses for which Essilor cannot provide an equivalent or better product. For the avoidance of doubt, except as provided above with respect to exclusivity, the provisions of this Letter Agreement are effective for the Term, as hereafter defined.

The parties agree that, except as provided in the following sentence, Essilor will not sell lenses directly to Customer’s Hong Kong partner laboratory (“HKO”) or Mexico partner laboratory (“OMX”) under this Letter Agreement and that all Direct Lenses purchased hereunder that are to be processed by HKO or OMX will be purchased by Customer. Notwithstanding the foregoing, Essilor will reasonably consider alternative arrangements for the supply by Essilor of lenses to HKO and OMX, which alternative arrangements may include the direct supply by Essilor of lenses to HKO and OMX.

Notwithstanding the foregoing, Customer agrees that the Direct Lenses supplied by Essilor pursuant to this Letter Agreement shall be utilized solely for resale in Customer’s retail establishments and shall not be resold in a wholesale context.

Confidential treatment has been requested with respect to information contained within the [*] marking. Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

Term

The term of this Letter Agreement shall extend for a period starting on the date set forth above and expiring on August 31, 2016 (the “Term”), unless terminated earlier in accordance with the provisions of this Letter Agreement, and the Price List will be effective as of the date of this Letter Agreement for any orders Customer may submit to Essilor on or after this date. In addition, the exclusivity provisions set forth above shall, with respect to any Direct Lenses described on the Price List, become effective if, when, and during such time as Essilor is able to supply the Direct Lenses to Customer in accordance with the provisions of this Letter Agreement. Customer understands and acknowledges that certain products may not be immediately available for shipment.

Pricing

During the Term, Customer shall compensate Essilor for Direct Lenses in accordance with prices set forth in the Price List.

Payment Terms

[*]

Shipping and Freight

The parties agree that shipments by Essilor to HKO and OMX will be either to (i) the addresses set forth on Schedule B for the respective facilities, (ii) other addresses for HKO and OMX within their current shipping jurisdictions, upon the reasonable discussion between the parties regarding the technicalities and terms related to shipping to such addresses, or (iii) to such other addresses as mutually agreed between the parties.

Other than as described below with respect to lenses processed by an Essilor laboratory, Essilor will be responsible for all freight and other charges including duties on shipments to Customer’s U.S. and OMX production facilities. Customer will be responsible for all freight and other charges including duties on shipments to HKO. Shipping method will be ground freight for stock replenishment orders and 2-Day freight to domestic labs. Customer agrees to cover actual shipping costs for all shipments of lenses processed by an Essilor laboratory that are then shipped to Customer from such laboratory. Other than with respect to shipments to HKO, which will be shipped Exworks, title for all shipments will pass and Customer will assume all risk of loss of product at the time of delivery, which will be F.O.B. point of delivery. Except as described above, Essilor shall ship lenses in accordance with practices and timeframes currently in effect for domestic shipments by Essilor to Customer.

Defect Rates

[*]

Forecasting Information

Customer and Essilor agree to meet quarterly to review Customer’s upcoming planned promotions, sales initiatives, planned new store openings, and seasonality trends as they may impact Essilor’s supply chain forecasting.

Termination and Remedies

In addition to all other remedies provided by law or specified in this Letter Agreement, each of Customer and Essilor (the “Non-Breaching Party”) may immediately terminate this Letter Agreement by providing notice of such termination tothe other party (the “Breaching Party”) upon the occurrence of any of the following events:

a.
The insolvency of, filing of a petition in bankruptcy by, against, or on behalf of, or appointment of a receiver or trustee for all or substantially all of the property of, the Breaching Party; or any dissolution, liquidation, or other insolvency proceeding by, against, or on behalf of the Breaching Party; or

b.
Breaching Party’s material breach of or material failure to perform any of the terms, conditions, or covenants contained in this Agreement that is not corrected within thirty (30) days after receipt of notice of such breach; provided, however, if the breach is not capable of being cured within such thirty (30) day period and the Breaching Party is diligently pursuing such a cure, the Breaching Party shall not be deemed to be in default. In no event shall such cure period exceed sixty (60) days.

Representations and Warranties

Each party represents and warrants to the other that on and as of the date of this Letter Agreement, each and every representation and warranty set forth is true and accurate.

Each party has full corporate power and authority to execute, deliver and perform the obligations contemplated by this Letter Agreement and this Letter Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such party.

This Letter Agreement, as executed and delivered, constitutes legal, valid and binding obligations of each party enforceable in accordance with its terms. The execution, delivery and performance of this Letter Agreement does not violate or contravene any provision of law, or conflict with the Articles of Incorporation of either party or any other document or charter under which such party was established, or conflict with or result in the breach of any provision of any agreement to which such party is a party, or constitute a default or an event that, with the giving of notice, or the passing of time, would create such a default.

Essilor represents and warrants that (a) it possesses all federal, state and local licenses and permits necessary to manufacture and sell the products in accordance with the terms of this Letter Agreement, (b) the products manufactured by Essilor will be in accordance with legal and industry specifications (including ANSI standards) and will be free from defects in workmanship and material, and (c) Essilor shall comply with all federal, state and local laws and regulations applicable to the manufacture and sale of the products in accordance with the terms of this Letter Agreement.

Force Majeure

In the event either party is prevented or delayed in the performance of any obligation required under the Agreement due to delays caused by fire, catastrophe, strikes or labor trouble, civil commotion, acts of God, governmental prohibitions or regulation, inability or difficulty to obtain materials or other causes beyond the performing party’s reasonable control, the performing party shall, within ten (10) days of the event causing such delay, provide written notice to the other party of the event causing the delay and the anticipated period of delay, and the period of such delay shall be added to the time for performance thereof. The performing party shall have no liability by reason of such permitted delays. In the event the performing party fails to provide notice to the other party of the force majeure delay within such ten (10) day period, the performing party shall not be excused from the timely performance of such obligation regardless of the cause. Notwithstanding the foregoing, Customer shall have the right, in the event of a force majeure delay that adversely affects the ability of Essilor to timely deliver the Direct Lenses under this Letter Agreement, to order any Direct Lenses from a source other than Essilor.

Confidentiality

The contents of this Letter Agreement and confidential information exchanged in connection therewith are deemed confidential, shall not be disclosed to third parties, and shall be treated under an existing non-disclosure agreement between the parties. Notwithstanding the foregoing, each party may disclose such matters (a) in connection with tax proceedings, arbitration, or litigation that involves the terms of this Letter Agreement and (b) to (i) its officers, directors, affiliates, employees, accountants, attorneys, advisors, and other individuals who need to know such contents in connection with their duties on behalf of such party; (ii) actual or potential financing sources, and other parties that may enter into business transactions with each party or its affiliates (including any Contract Laboratories, hereafter defined); and (iii) government authorities (including courts and administrative agencies) if required by or advisable under applicable legal requirements. The foregoing shall not prevent either party from disclosing the existence of their vendor/customer arrangement.

Confidentiality of Price List as to HKO and Mexico Laboratory

The parties acknowledge that Essilor considers the Price List confidential and that Customer intends to contract with HKO and laboratories in Mexico, and may in the future contract with other laboratories not owned or under common control with Customer (all the foregoing, “Contract Laboratories”) to process certain of the Direct Lenses for Customer. The parties accordingly agree that Customer will not contract with a Contract Laboratory for the processing of Direct Lenses unless and until either (a) the Contract Laboratory has entered into a customary confidentiality agreement, in a form and on terms substantially the same as that attached hereto as Schedule C, pursuant to which the Contract Laboratory has agreed to keep confidential the terms of the Price List or (b) Essilor and Customer have agreed upon procedures to enable the Contract Laboratory to process the Direct Lenses without having access to such terms (such procedure may include the direct shipment of the Direct Lenses to the Contract Laboratory). Essilor and Customer agree to work reasonably together to agree upon such procedures.

Relationships of the Parties

For purposes of the Letter Agreement and the transactions provided for herein, the parties to the Letter Agreement shall be deemed to be independent contractors. Nothing in the Letter Agreement is intended to create, nor shall it be construed to create, an employer-employee, franchisor-franchisee, joint venture or partnership relationship between the parties.

Indemnification, Warranties and Limitation of Remedy and Liabilities

Each party, on behalf of its respective successors, heirs and assigns, agrees to protect, defend, hold harmless and indemnify the other party, its respective parent, subsidiaries and affiliated corporations, as well as their directors, officers and employees, from and against any and all expenses, claims (including third party claims), actions, liabilities, losses and damages of any kind whatsoever (including, without limitation of the foregoing, death or injury to persons) resulting or arising out of the performance of or failure of the indemnifying party, its respective agents, employees or permitted assignees, to perform any of their joint or respective obligations pursuant to the terms of the Agreement or from any misrepresentation or the omission or commission of any act, lawful or unlawful, by the indemnifying party or any of its agents, employees or permitted assignees.

EXCEPT AS PROVIDED FOR HEREIN, ESSILOR HEREBY DISCLAIMS ALL WARRANTIES, REPRESENTATIONS AND CONDITIONS, STATUTORY OR OTHERWISE, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO SHALL BE AS PROVIDED IN THIS LETTER AGREEMENT. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ON ANY LEGAL THEORY, WHETHER IN CONTRACT, TORT, EQUITY, OR AT LAW, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Arbitration

Any controversy, dispute or claim arising out of the interpretation, performance or breach of the Agreement shall be resolved by binding arbitration at the request of either party, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators shall apply New York substantive law and federal substantive law where state law is preempted. Civil discovery for use in such arbitration may be conducted in accordance with the provisions of New York law, and the arbitrator(s) selected shall have the power to enforce the rights, remedies, duties, liabilities and obligations of discovery by the imposition of the same terms, conditions and penalties as can be imposed in like circumstances in a civil action by a court of competent jurisdiction of the State of New York. The provisions of New York law concerning the right to discovery and the use of depositions in arbitration are incorporated herein by reference and made applicable to the Agreement. The arbitrators shall have the power to grant all legal and equitable remedies and award compensatory damages provided by New York law, subject to the limitations on damages set forth above. The arbitrators shall prepare in writing and provide to the parties an award including factual findings and the legal reasons on which the award is based. The arbitrators shall not have the power to commit errors of law or legal reasoning. Notwithstanding the above, in the event any party wishes to obtain injunctive relief or a temporary restraining order, such party may initiate an action for such relief in any court of competent jurisdiction. However, the courts shall not have the authority to review or grant any request or demand for damages.

Attorneys’ Fees: Interest

In the event that either party to the Letter Agreement institutes litigation or arbitration against the other party to enforce any of the terms or conditions of the Agreement, the prevailing party in such litigation or arbitration shall be entitled to recover reasonable costs and attorneys’ fees incurred by it from the other party. If any monthly statements are not timely paid by Customer, such obligation shall accrue interest at the lower of the highest interest rate allowed by applicable law and one and one-half percent (1 ½%) per month from the date that each such obligation is due until paid.

Waiver

The failure of either party to seek redress for violation of, or to insist upon strict performance of, any term, covenant or condition contained in the Agreement shall not prevent a similar subsequent act from constituting a default under the Agreement.

Previous Agreements, Modifications and Assignment

This Letter Agreement replaces any other preceding agreement, whether written or oral, between the parties on the subject matter hereof. No addition or modification to this Letter Agreement shall be valid unless made in writing signed by both parties hereto. If any provision or clause of this Letter Agreement is found to be null and void or unenforceable, the balance of this Letter Agreement will be construed as a whole to effect as closely as practicable the original intent of the parties. Neither party may assign any of its rights or obligations under this Letter Agreement to any other party without the prior written consent of the other, except for a transfer to an entity controlled by or under common control with the assigning party. Each and every assignee of any right(s) or obligation(s) under this Letter Agreement shall be bound by all of the terms and conditions hereof.

Notice

Any notices required or permitted to be given hereunder or under the Agreement shall be given in writing and shall be delivered (i) in person, (ii) by certified mail, postage prepaid, return receipt requested, (iii) by facsimile, or (iv) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

Essilor:	Essilor of America, Inc.
Office of the General Counsel 13555 N. Stemmons Freeway Dallas, Texas 75234 Facsimile: (972) 241-1162

Customer:	National Vision, Inc. 296 Grayson Highway Lawrenceville, GA 30046 Attn: General Counsel With a copy to: Des Taylor or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be effective only upon delivery, which for any notice given by facsimile shall mean notice that has been received by the party to whom it is sent as evidenced by confirmation slip.

Miscellaneous

Each party shall take such actions, and sign such documents, as reasonably may be requested by the other party to obtain, confirm, maintain or enforce the rights granted in this Letter Agreement.

This Letter Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

[signatures on next page]

Very truly yours,

ESSILOR OF AMERICA, INC.

/s/ Steve Nussbaumer
Steve Nussbaumer
Vice President and General Manager – Retail

AGREED TO AND ACCEPTED:

NATIONAL VISION, INC.

By:	/s/ D. F. TAYLOR
Name:	D. F. TAYLOR
Title:	Snr VP. MERCHANDISING

Confidential treatment has been requested with respect to information contained within the [*] marking. Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

Schedule A

(Price List)
[*]†

† A six-page schedule, for which confidential treatment has been requested, has been omitted. All such omitted material has been separately filed with the Securities and Exchange Commission.

Schedule B

(Ship-to addresses for HKO and OMX)

Laboratorio Optimex, S.A. de C.V.
Eugenio Cuzin #945 Parque Industrial Belenes Norte
Zapopan, Jal. Mexico 45150

Hong Kong Optical, LLC.
Flat 03, 10/F, Kwong Sang Hong Centre
151 Hoi Bun Rd, Kwun Tong, Kowloon, Hong Kong

Schedule C

(Form of Confidentiality Agreement)

May 25, 2011

Fernando Covarrubias Bernadez
Legal Representative
Laboratorio Optimex, S A. de C.V.
Eugenio Cuzin #945 Parque Industrial Belenes Norte
Zapopan, Jal. Mexico 45150

Re:	Laboratorio Optimex (“Optimex”)/National Vision, Inc. (“NVI”): Lens Supply Agreement with Essilor of America, Inc. (“Essilor”)

Dear Fernando:

NVI has entered into a lens supply agreement with Essilor pursuant to which Essilor will supply NVI with prescription ophthalmic lenses (including both single vision and multi-focal lenses) (the “Direct Lenses”). NVI anticipates that, pursuant to this supply agreement, Essilor may ship Direct Lenses to Optimex for processing on behalf of NVI pursuant to the optical processing agreement in effect between Optimex and NVI (the “Processing Agreement”).

Essilor has informed NVI that the pricing of the Direct Lenses (the “Pricing Information”) is competitive and proprietary information of Essilor and has requested that, through the execution and delivery of this letter agreement, Optimex will confirm its agreement to keep confidential the Pricing Information. In addition, Essilor has requested that Optimex confirm that Optimex will not resell any of the Direct Lenses, and will only process the Direct Lenses and deliver them to NVI for sale by NVI to its retail customers.

Accordingly, Optimex hereby confirms that it will keep the Pricing Information confidential, will use it solely in connection with the performance of its obligations under the Processing Agreement, and will not disclose the Pricing Information to any third party not affiliated with, or representing, advising or working with Optimex. Optimex further confirms that it will use and deliver the Direct Lenses only in accordance with the Processing Agreement and that Optimex will not sell or transfer the Direct Lenses to any entity other than NVI or its affiliates.

This letter agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia (U.S.A.) without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia (U.S.A.) or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia (U.S.A.).

Fernando Covarrubias Bernadez
Laboratorio Optimex, S.A. de C.V.

If any legal action or other proceeding of any kind is brought for the enforcement of this letter agreement or because of any alleged breach, default or any other dispute in connection with any provision of this agreement, the successful or prevailing party shall be entitled to recover all reasonable attorney’s fees and other costs incurred in such action or proceedings, in addition to any relief to which it may be entitled.

Essilor shall be deemed a third party beneficiary of this letter agreement.

Please sign this letter and return it to me to indicate your agreement to the foregoing.

NATIONAL VISION, INC.

By:
Its:

Agreed and approved:

LABORATORIO OPTIMEX, S.A. DE C.V.

By:

Its: